Filed Pursuant to Rule 433

Registration No. 333-130211

December 12, 2005

Pricing Term Sheet

6 3/4% Senior Subordinated Notes due 2013

Issuer	Omnicare, Inc.

Issue	Senior Subordinated Notes

Maturity	December 15, 2013

Amount	$225,000,000

Coupon	6 3/4%

Price	100.000%

Yield to Maturity	6.750%

Interest Payment Dates	June 15 and December 15, commencing June 15, 2006

Call Feature	The notes will be subject to a Treasury rate plus 50 basis points make-whole prior to December 15, 2009, then callable beginning on December 15 of the years indicated below:

2009 at 103.375%

2010 at 101.688%

2011 and thereafter at 100.00%

Equity Clawback	Prior to December 15, 2008, the Company may redeem up to 35% of the notes with the proceeds of equity offerings at 106.750%

Change of Control Put Price	101%

Trade Date	December 12, 2005

Settlement Date	December 15, 2005 (T+3)

Ratings	Ba3/BB+

Underwriting discount and commission	1.75%

Proceeds (before expenses) to Omnicare	$221,062,500

Book-Running Managers	Lehman Brothers, JP Morgan, SunTrust Robinson Humphrey

Co-Managers	CIBC World Markets, Wachovia Securities, Merrill Lynch & Co., Credit Suisse First Boston

CUSIP	681904 AJ 7

6 7/8% Senior Subordinated Notes due 2015

Issuer	Omnicare, Inc.

Issue	Senior Subordinated Notes

Maturity	December 15, 2015

Amount	$525,000,000

Coupon	6 7/8%

Price	100.000%

Yield to Maturity	6.875%

Interest Payment Dates	June 15 and December 15, commencing June 15, 2006

Call Feature	The notes will be subject to a Treasury rate plus 50 basis points make-whole prior to December 15, 2010, then callable beginning on December 15 of the years indicated below:

2010 at 103.438%

2011 at 102.292%

2012 at 101.146%

2013 and thereafter at 100.00%

Equity Clawback	Prior to December 15, 2008, the Company may redeem up to 35% of the notes with the proceeds of equity offerings at 106.875%

Change of Control Put Price	101%

Trade Date	December 12, 2005

Settlement Date	December 15, 2005 (T+3)

Ratings	Ba3/BB+

Underwriting discount and commission	1.75%

Proceeds (before expenses) to Omnicare	$515,812,500

Book-Running Managers	Lehman Brothers, JP Morgan, SunTrust Robinson Humphrey

Co-Managers	CIBC World Markets, Wachovia Securities, Merrill Lynch & Co., Credit Suisse First Boston

CUSIP	681904 AK 4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-524-4462. You should read this term sheet together with the preliminary prospectus supplement dated December 8, 2005 relating to the notes. The preliminary prospectus supplement is available at www.sec.gov or by calling toll free at 1-800-524-4462 and investors are encouraged to obtain a copy.